Exhibit 10.2
FOURTH AMENDMENT
TO THE AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT
     This Fourth Amendment to the Amended and Restated Strategic Alliance Agreement (this “Amendment”), effective as of April 8, 2010 (the “Amendment Date”) is made by and among Penwest Pharmaceuticals Co., a Washington Corporation with its principal place of business at 2981 Route 22, Patterson, New York 12563 (“Penwest”) and Endo Pharmaceuticals Inc., a Delaware corporation with its principal place of business at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317 (“Endo”), and amends the Amended and Restated Strategic Alliance Agreement, dated April 2, 2002, between Penwest and Endo (as amended) (the “Strategic Alliance Agreement”). Penwest and Endo are referred to in this Amendment as the “Parties” and individually as a “Party”. Any capitalized terms used but not defined herein will have the meaning ascribed to such terms in the Strategic Alliance Agreement.
RECITALS
     WHEREAS, Penwest and Endo are parties to the Strategic Alliance Agreement, pursuant to which the Parties intended that Endo would have an exclusive license to certain Penwest Product Technology, Penwest Patents and Penwest Confidential Information in the relevant field of use;
     WHEREAS, on June 22, 2006, the FDA approved Endo’s new drug application No. 21-610 for OPANA® ER tablets, which contain oxymorphone hydrochloride, under § 505(b) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 355(b), for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time;
     WHEREAS, Endo submitted information regarding certain of the Penwest patents (including United States Patent Nos. 5,662,933 (the “‘933 Patent”) and 5,958,456 (the “‘456 Patent” and each of the ‘933 Patent and the ‘456 Patent, a “Patent”))) to the FDA for listing in its publication, the Approved Drug Products with Therapeutic Equivalence Evaluations (referred to as the “Orange Book”), with respect to OPANA® ER tablets;
     WHEREAS, at least six generic companies have filed Abbreviated New Drug Applications (“ANDAs”) seeking approval to engage in the commercial manufacture, use, and sale of oxymorphone hydrochloride extended-release tablets, as generic versions of OPANA® ER tablets, prior to the expiration of certain of the Penwest Patents (as defined in the Strategic Alliance Agreement) listed in the Orange Book with respect thereto;
     WHEREAS, Endo and Penwest have brought suit against each of those generic companies pursuant to the Hatch-Waxman Act for infringement of the ‘456 and/or ‘933 Patents, and in each instance, Endo and Penwest alleged that Penwest is the owner and assignee of those Patents, and that Endo is an exclusive licensee of the Patents in the relevant field of use pursuant to the Strategic Alliance Agreement with Penwest;

     WHEREAS, Endo and Penwest reached an agreement to settle their claims against Actavis South Atlantic LLC (“Actavis”), one of the generic companies they sued for patent infringement, and in connection therewith, entered into a Settlement and License Agreement with Actavis;
     WHEREAS, pursuant to the Settlement and License Agreement with Actavis, Endo and Penwest granted Actavis a non-exclusive license to the ‘456 Patent, effective as of the Commencement Date defined therein (“Actavis License Commencement Date”), along with a covenant not to sue Actavis for infringement of the ‘933 Patent with respect to certain activities that Actavis may undertake on or after the Actavis License Commencement Date;
     WHEREAS, the Actavis License Commencement Date has not yet occurred, such that there is no person or entity other than Endo that has a license to the ‘456 or ‘933 Patents within the relevant field of use which is effective as of the Amendment Date;
     WHEREAS, Impax Laboratories, Inc. (“Impax”), one of the generic companies that Endo and Penwest have sued for patent infringement, recently asserted for the first time that Endo lacks standing to sue for infringement of the ‘456 and ‘933 Patents because it does not have an appropriate exclusive license to those Patents within a relevant field of use;
     WHEREAS, Endo and Penwest disagree with Impax, and hereby confirm that it was and always has been the Parties’ intent that Endo would have an exclusive license to the Penwest Patents (as defined in the Strategic Alliance Agreement), including the ‘456 and ‘933 Patents, in the relevant field of use;
     WHEREAS, to clarify their intent and in order avoid further litigation and expense over Endo’s standing to sue for infringement of the ‘456 and ‘933 Patents, the Parties hereby enter into this Amendment;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the Parties agree as follows:
1. Amendments to Strategic Alliance Agreement. Penwest and Endo hereby amend the Strategic Alliance Agreement as follows, solely with respect to the United States, such amendments to become effective as of the Amendment Date:
     (a) Endo License. Section 6 of the Strategic Alliance Agreement is amended by adding the following:
“6.3.1.1. Subject to the non-exclusive license granted to Actavis pursuant to the Actavis Settlement and License Agreement, which license is not effective as of the Amendment Date and shall not become effective until the Actavis License Commencement Date, Penwest hereby grants to Endo an exclusive license under the

Penwest Patents to Endo to make, have made, use, sell, offer for sale, and import in the United States solid-dosage forms of extended-release pharmaceutical products for oral administration in humans containing Oxymorphone (or Oxymorphone metabolites, Oxymorphone derivatives and/or Oxymorphone salts) as the only active therapeutic drug substance (but excluding the Product) which fall within the scope of the Penwest Patents (“Licensed Oxymorphone Product”). Such license does not extend to the making of TIMERx or Formulated TIMERx (which is covered by Section 6.6 hereto), but does cover the incorporation of the same into any Licensed Oxymorphone Product and the sale of the same as part of the Licensed Oxymorphone Product. Such license shall be exclusive even as to Penwest and its Affiliates, and Endo shall have the right to grant sublicenses under this Section 6.3 with the prior written consent of Penwest, which consent shall not be unreasonably withheld. Penwest will, throughout the License Term, promptly notify Endo of all Penwest Patents referred to in Section 1.32 of the Definitions Exhibit and provide Endo with access to all of the same, solely for use within the scope of the license stated in this section.”
     (b) Endo’s Continuing License. Section 6.7 of the Strategic Alliance Agreement is amended by adding the words “and Licensed Oxymorphone Products” after the first three occurrences of the word “Product” (i.e., through Section 6.7.2) in such Section.
     (c) Infringement. Section 11.1 of the Strategic Alliance Agreement is amended by replacing the first sentence of such Section in its entirety with the following:
“11.1 Notice of Infringement. Penwest shall promptly inform Endo of any suspected infringement of any of the Penwest Patents or Penwest Product Technology Patents or the infringement or misappropriation of the TIMERx Production Technology or Penwest Product Technology by a third party, to the extent such infringement or misappropriation involves the manufacture, use or sale of the Product, a substitutable or directly competitive product in the Territory, or any Licensed Oxymorphone Product (“Covered Infringement”).”
     (d) Patent Enforcement Litigation. Section 11.7 of the Strategic Alliance Agreement is amended by adding the words “or a Licensed Oxymorphone Product” after each occurrence of the word “Product” in such Section.
     (e) Definition of Exclusivity Period. Section 1.20 of the Definitions Exhibit of the Strategic Alliance Agreement is amended by adding the words “and Licensed Oxymorphone Products” after the word “Product” in such Section.
     (f) Financials for Licensed Oxymorphone Product. Sections 1.45, 4.5.1, 4.6.1, 4.8 and 4.11 of the Strategic Alliance Agreement are amended by adding the words “or Licensed Oxymorphone Product” after each occurrence of the word “Product” in such Sections.

2. Entire Agreement. Except as expressly amended by this Amendment, no other portion of the Strategic Alliance Agreement is amended and all of the terms, covenants and conditions of the Strategic Alliance Agreement shall remain in full force and effect to the same extent as if fully set forth herein. For the avoidance of doubt, nothing in Section 1 shall amend the Strategic Alliance Agreement with respect to any country in the Territory other than the United States, and Section 6.4 of the 2002 Agreement shall continue to operate as it did immediately prior to the 2007 Amendment Effective Date.. The Parties agree that all references in the Strategic Alliance Agreement to “this Agreement” shall be deemed to include the provisions of this Amendment.
3. Governing Law. This Amendment and all matters or issues collateral thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws rules.
4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which together shall constitute but a single document.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PENWEST PHARMACEUTICALS CO.		ENDO PHARMACEUTICALS INC.

By:	/s/ Jennifer L. Good	By:	/s/ Caroline B. Manogue

Name: Jennifer L. Good		Name: Caroline B. Manogue
Title: President and CEO		Title: Executive VP, Chief Legal Officer, and Secretary

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